Exhibit 10.1

Summary of Compensation Arrangements with Executive Officers and Directors as of March 8, 2010

On March 8, 2010, the Board of Directors of Generex Biotechnology Corporation (the “Company”) unanimously approved the recommendations of the Compensation Committee as to the following compensatory arrangements with respect to the Company’s named executive officers and directors.

Base Salary Increase

The base salary of one named executive office was increased as follows:

Named Executive Officer	2010 Increase	2010 Base Salary (retroactive to January 1, 2010)
Mark Fletcher Executive Vice President and General Counsel	3.1746%	$325,000

Special Performance Bonus

Mr. Fletcher was also awarded a one-time cash bonus based on his individual performance and contributions during the 2009 calendar year in the amount of $225,000, which amount is payable on or before April 30, 2010.

Long-term Equity Incentives

The named executive officers and non-employee directors received long-term equity incentives in the form of options to purchase shares of the Company’s common stock as follows.

Named Executive Officer	Aggregate Number of Underlying Shares
Anna E. Gluskin President and Chief Executive Officer	500,000

Rose C. Perri Chief Operating Officer, Chief Financial Officer, Treasurer Secretary and Director	400,000

Mark Fletcher Executive Vice President and General Counsel	300,000

Brian McGee Director	100,000

John P. Barratt Director	100,000

Nola Masterson Director	100,000

The options have a ten-year term, subject to truncation upon cessation of employment as specified in the Amended and Restated Generex Biotechnology Corporation 2006 Stock Plan.  The exercise price is $0.64 per share, which reflects the NASDAQ Official Close Price of the Company’s common stock on the NASDAQ Capital Market on the date of grant, March 8, 2010.  Approximately 33 1/3% of the shares underlying each option grant was vested as of the date of grant with the remaining shares vesting ratably on each of August 1, 2010 and August 1, 2011.  The Company and each optionee have entered into a written stock option agreement.